EXHIBIT 10.3

Cash Fees Payable to

Non-Employee Directors of

Ceradyne, Inc.

Retainer	$4,000 per quarter
Meeting fee	$1,000 per meeting(1)
Telephonic meeting fee	$ 500 per meeting if longer than one hour
Audit Committee Chair	$4,000 per year
Compensation Committee Chair	$2,000 per year
Lead Director	$4,000 per year

(1)	No separate meeting fee is paid for Committee meetings held on the same day as a meeting of the full Board.